UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2022

STORE Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-36739	45-2280254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8377 East Hartford Drive, Suite 100

Scottsdale, AZ 85255

(Address of Principal Executive Offices, Including Zip Code)

(480) 256-1100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	STOR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

As previously disclosed, on September 15, 2022, STORE Capital Corporation, a Maryland corporation (the “Company”), Ivory Parent, LLC, a Delaware limited liability company (“Parent”), and Ivory REIT, LLC, a Delaware limited liability company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “merger agreement”). Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the closing of the merger (as defined below) (the “Closing”), the Company will merge with and into Merger Sub (the “merger”). Upon completion of the merger, Merger Sub will survive and the separate existence of the Company will cease. On November 4, 2022, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the merger (the “proxy statement”).

Litigation Related to the Merger

As previously disclosed in the proxy statement, between October 28, 2022 and November 3, 2022, three complaints were filed against the Company in the United States District Court for the Southern District of New York under the captions O’Dell v. STORE Capital Corp. et al., No. 1:22-cv-09273 (filed October 28, 2022), Klein v. STORE Capital Corp. et al., No. 1:22-cv-09310 (filed October 31, 2022) and Grossman v. STORE Capital Corp. et al., No. 1:22-cv-09357 (filed November 1, 2022). The complaints generally allege, among other things, that the preliminary proxy statement filed by the Company on October 24, 2022 in connection with the merger fails to disclose allegedly material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-9 promulgated thereunder. The plaintiffs in each such pending lawsuit seek, among other things, an injunction barring the merger or, in the alternative, rescission of the merger to the extent it is already implemented, and an award of damages.

Following the filing of the proxy statement, between November 4, 2022 and November 28, 2022, three additional complaints were filed against the Company in the United States District Court for the Southern District of New York under the captions Smith v. STORE Capital Corp. et al., No. 22-cv-9451 (filed November 4, 2022), Bushansky v. STORE Capital Corp. et al., No. 22-cv-09533 (filed November 8, 2022), and Scott v. STORE Capital Corp. et al., No. 22-cv-9612 (filed November 10, 2022), which are substantially similar to the other three complaints. It is possible additional lawsuits may be filed between the date of this report and consummation of the merger. In addition, between November 1, 2022 and November 28, 2022, eight separate demand letters and one draft complaint were also sent to the Company by purported stockholders of the Company, each alleging similar deficiencies in the proxy statement as those noted in the above-referenced complaints.

The Company believes that the allegations in the complaints and letters described above are without merit. The Company also believes that the disclosures set forth in the proxy statement comply fully with all applicable law, and do not need to be supplemented. Nevertheless, solely to avoid the nuisance, risks, costs, and uncertainties inherent in disputes concerning these types of allegations, including the possibility that any such claim could delay or adversely affect the merger, and allow the Company’s stockholders to vote on the merger at the meeting of stockholders to be held on December 9, 2022, the Company has determined voluntarily to supplement certain disclosures in the proxy statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal merit of the various litigation matters described above or the allegations made therein, or of the necessity, or materiality under applicable laws of, any of the disclosures set forth herein.

Supplemental Disclosures

The following Supplemental Disclosures should be read in conjunction with the proxy statement, which should be read in its entirety. The inclusion in the Supplemental Disclosures of certain information should not be regarded as an indication that any of the Company or its affiliates, officers, directors or other representatives, or any other recipient of this information, considered, or now considers, it to be material, and such information should not be relied upon as such. Defined terms used but not defined herein have the meanings set forth in the proxy statement. For clarity, new text within restated paragraphs from the proxy statement is highlighted with bold, underlined text, and deleted text within restated paragraphs from the proxy statement is highlighted with ~~strikethrough text~~.

The disclosure in the section entitled “The Merger—Background of the Merger” beginning on page 33 is hereby amended by:

Amending and restating the last full paragraph on page 33:

On April 19, 2022, members of our senior management and a representative of DLA Piper, our outside legal counsel, had a call with Tawn Kelley, the chairman of our board of directors, to provide an update on the recent meetings with GIC and discuss GIC’s request for non-public information. Subsequently, on April 19, 2022, we entered into a confidentiality agreement with GIC (which agreement contained customary standstill restrictions, which restrictions terminate in the event we enter into a definitive agreement with a third party to effect a sale of the Company, and did not include provisions that prevented GIC from, among other things, making certain proposals with respect to an acquisition of the Company on a confidential basis to the Company), following which we provided GIC with limited, non-public property-level operating and financial information. Over the next several weeks, GIC conducted a due diligence review of the Company and engaged in high-level discussions with Ms. Fedewa and other members of our senior management regarding the due diligence information.

Amending and restating the last full paragraph on page 34:

In addition, at the meeting on May 31, 2022, after discussion of the best way to proceed with the evaluation of the May 31 proposal and given the directors’ view that having an efficient board process would be critical to minimizing risks to the Company, our board of directors established an ad hoc advisory transaction committee (the “transaction committee”) to assist our board of directors in considering the May 31 proposal and expedite the strategic review process. While our board of directors discussed the interests of our executive officers in the merger that are different from, or in addition to, those of our stockholders generally (as discussed under “—Interests of Our Directors and Executive Officers in the Merger”), the transaction committee was not established due to such interests or any other actual or potential conflicts of interests with our directors or executive officers. Tawn Kelley, Catherine D. Rice, Jawad Ahsan and David M. Edwards, all of whom are non-employee, independent directors were appointed to the transaction committee. The transaction committee was given the power and authority to, among other things, (1) review, evaluate and recommend to our board of directors possible actions with respect to the sale of the outstanding shares of our common stock or similar transactions, (2) make an independent, informed business judgment with respect to a recommendation to our board of directors in connection with any such proposed transaction, (3) retain independent experts, investigators and valuation, legal, accounting and other advisors as it deemed necessary or appropriate, and (4) perform such other duties or responsibilities as may be expressly delegated to the transaction committee by our board of directors from time to time. Throughout the evaluation and negotiation process over the next few months, the members of the transaction committee conducted several formal meetings. In addition, the members of the transaction committee, as well as our board of directors, periodically met in executive session with only the independent directors and outside legal counsel present. In light of our receipt of the May 31 proposal, our board of directors determined it would be advisable for the Company to retain financial advisors to assist the board and authorized the transaction committee to select and retain such financial advisors.

Amending and restating the last paragraph beginning on page 34:

Later on May 31, 2022, the transaction committee held a meeting, which was attended by members of our senior management and representatives of DLA Piper, to continue to discuss the terms and conditions of the May 31 proposal, the board’s strategic review process and potential financial advisors, including Evercore, Goldman Sachs and other candidates. The transaction committee also discussed, with the assistance of our senior management and in consultation with our legal advisors, the process to engage financial advisors and the range of advisory fees typically payable in connection with the sale of a public company. During the discussion, the transaction committee determined that it would be advisable to engage two financial advisors, which would (1) provide our board of directors the opportunity to evaluate two independent financial analyses with respect to the Company and certain financial aspects of the May 31 proposal and (2) be conducive to exploring strategic alternatives for the Company, thereby maximizing stockholder value. Based on this discussion and our extensive experience with numerous investment banking firms, the transaction committee ~~determined that it would be advisable to engage two financial advisors and~~ authorized Ms. Fedewa to contact representatives of Evercore and Goldman Sachs regarding their candidacy to serve as our financial advisors. The transaction committee noted that Evercore’s and Goldman

Sachs’ respective engagements and other relationships with each of the Company and GIC would need to be reviewed to determine whether there were any conflicts that would interfere with their ability to serve as independent financial advisors. The transaction committee considered Evercore as a potential candidate to assist and advise our board of directors because of Evercore’s qualifications, experience and reputation, relationship with the Company, substantial knowledge of the REIT sector and its involvement in recent strategic transactions in the net-lease REIT sector. The transaction committee considered Goldman Sachs as a potential candidate to assist and advise our board of directors because of Goldman Sachs’ qualifications, experience and reputation, long-standing relationship with the Company, knowledge of the net-lease REIT sector and its involvement in recent acquisition transactions in the public REIT industry. At the conclusion of the meeting, the members of the transaction committee met in executive session with the representatives of DLA Piper to further discuss the transaction committee’s role and responsibilities and the board’s strategic review process.

Amending and restating the last paragraph beginning on page 37:

On July 19, 2022, acting at the direction of our board of directors, representatives of Evercore and Goldman Sachs had a meeting with representatives of GIC and its advisors. During the meeting, the representatives of GIC informed Evercore and Goldman Sachs that GIC would like to bring in an equity partner to the potential transaction. Subsequently on July 20, 2022, at the request of GIC, the Company and GIC entered into a confidentiality agreement with Oak Street, as a potential equity partner and co-bidder with GIC, in the form of a joinder to the confidentiality agreement between the Company and GIC, following which we provided Oak Street with access to the virtual data room containing our due diligence materials. Over the next few weeks, Oak Street engaged in a due diligence review of the Company, including property-level information. In addition, on July 26, 2022, at the request of GIC, the Company and GIC entered into a confidentiality agreement with Credit Suisse Securities (USA) LLC (“Credit Suisse”) (an affiliate of Column Financial, Inc.), as a potential source of debt financing to GIC and Oak Street, following which Credit Suisse engaged in a due diligence review of the Company, including property-level information.

Amending and restating the second full paragraph on page 43:

During the go-shop period, Evercore and Goldman Sachs communicated with 15 potential counterparties that may have an interest in the net-lease real estate sector and the financial ability to acquire the Company, consisting of four strategic parties and 11 financial sponsor parties. Of these parties, we executed confidentiality agreements with two parties (which agreements contained customary standstill restrictions, but did not include “don’t-ask don’t-waive” provisions or any other provisions limiting such parties in any way from making an offer or entering into discussions, negotiations, agreements or understandings with respect to a possible transaction resulting from an acquisition inquiry, acquisition proposal and/or superior proposal (each as defined in the merger agreement)), and subsequently provided non-public due diligence information about the Company and its properties to such parties. To date, no party has made an acquisition proposal following the execution of the merger agreement. During the go-shop period, Evercore and Goldman Sachs provided regular updates regarding the go-shop process to our board of directors.

The disclosure in the section entitled “The Merger—Opinions of Our Financial Advisors—Opinion of Evercore” beginning on page 47 is hereby amended by:

Amending and restating the third full paragraph on page 50:

Dividend Discount Analyses. Evercore performed dividend discount analyses to calculate the implied present value of the estimated dividends per share, to be received by the holders of our common stock on a standalone basis, per the financial projections, to be distributed over the six months ending December 31, 2022 and the fiscal years of 2023 through 2027, and the implied present value of estimated terminal values derived utilizing the perpetuity growth rate method and the NTM exit multiple method. Evercore calculated an implied equity value per share range of our common stock as of June 30, 2022 by discounting back to present value our projected total dividend payments to stockholders, per the financial projections, using mid-year convention discounting and the terminal values calculated under the perpetuity growth rate method and the NTM exit multiple method. For each analysis, based on its professional judgment and experience, Evercore utilized a cost of equity discount rate range (based on an estimated range of our cost of equity) of 9.0% to 11.0%.

Amending and restating the second full paragraph on page 52:

Precedent Transaction Analysis. Evercore reviewed publicly available information related to 15 selected precedent acquisition transactions listed below involving the triple-net lease REIT industry announced since 2012. Based on the multiples it derived from the selected precedent transactions and based on its professional judgment and experience, Evercore selected a reference range of one calendar-year forward AFFO per share multiples of 13.0x to 15.0x. Evercore then applied the multiple reference ranges to our estimate of 2023 AFFO per share, as reflected in the financial projections, and derived corresponding ranges of implied equity values per share of our common stock of $29.09 to $33.57.

Announcement Date	Acquiror	Target
February 28, 2022	W.P. Carey	CPA-18
April 19, 2021	Realty Income	VEREIT
June 3, 2019	Hospitality Properties Trust	Spirit MTA
June 18, 2018	W.P. Carey	CPA-17
May 7, 2018	Blackstone	Gramercy Property Trust
August 8, 2016	Global Net Lease	American Realty Capital Global Trust II
July 1, 2015	Chambers Street Properties	Gramercy Property Trust
September 2, 2014	Select Income REIT	Cole Corporate Income Trust
October 23, 2013	VEREIT	Cole Real Estate Investments
July 25, 2013	W.P. Carey	CPA-16
July 2, 2013	VEREIT	American Realty Capital Trust IV
May 28, 2013	VEREIT	CapLease
January 22, 2013	Spirit Realty Capital	Cole Credit Property Trust II
September 6, 2012	Realty Income	American Realty Capital Trust
February 21, 2012	W.P. Carey	CPA-15

Amending and restating the third full paragraph on page 52:

Premiums / Discounts to Net Asset Value. For the Company and each of the selected companies, Evercore reviewed stock price premiums and discounts to the Street consensus estimate of net asset value (“NAV”) per share over various time periods since the Company’s initial public offering in 2014. Based on the premiums and discounts derived for the Company and the selected companies, and its professional judgement and experience, Evercore applied a range of premiums to the Street consensus estimate of NAV per share, as of September 13, 2022, for the Company to derive an implied per share equity value. Evercore selected a range of premiums of 0% to 15% and derived corresponding ranges of implied equity values per share of our common stock of $28.96 to $33.30. Additionally, Evercore evaluated the proposed merger consideration of $32.25 relative to the estimate of Green Street of our NAV per share, as of September 13, 2022, of $24.85.

Amending and restating the fourth full paragraph on page 52:

Equity Research Analyst Price Targets. As shown in the table below, Evercore reviewed selected publicly available stock price targets of research analysts’ estimates known to Evercore as of September 13, 2022, the day prior to the delivery by Evercore of its opinion to our board of directors, for shares of our common stock. As of September 13, 2022, the range of selected equity research analyst price targets per share of our common stock was $25.00 to $37.00. The mean price target of research analysts’ estimates known to Evercore, as of September 13, 2022, was $31.32 per share and the median price target, as of the same date, was $31.00 per share. Public market price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of our common stock, and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting our financial performance and future general industry and market conditions.

Research Contributor	Price Target Date	Rating	Price Target
Evercore ISI	September 12, 2022	Buy	$32.00
Raymond James	September 2, 2022	Hold	N/A
KeyBanc	August 31, 2022	Hold	N/A
Truist	August 30, 2022	Hold	$30.00
BTIG	August 30, 2022	Hold	N/A
Jefferies	August 19, 2022	Hold	$30.00
BMO	August 14, 2022	Sell	$27.00
Stifel	August 12, 2022	Buy	$36.50
Baird	August 11, 2022	Hold	$31.00
Janney	August 10, 2022	Hold	$30.00
Mizuho Securities	August 4, 2022	Hold	$33.00
Berenberg	August 4, 2022	Buy	$37.00
Capital One	August 3, 2022	Buy	$33.00
Morgan Stanley	July 12, 2022	Sell	$25.00
Selected Brokers Median		29% Buy	$31.00
Selected Brokers Mean		57% Hold	$31.32

The disclosure in the section entitled “The Merger—Opinions of Our Financial Advisors—Opinion of Goldman Sachs” beginning on page 54 is hereby amended by:

Amending and restating the first sentence of the second paragraph under the heading “Illustrative Levered Discounted Cash Flow Analysis” on page 58:

Using discount rates ranging from 8.0% to 10.0%, reflecting estimates of our cost of equity, Goldman Sachs derived a range of illustrative present values per share of our common stock, by discounting to present value as of June 30, 2022, (1) the estimates of the levered free cash flow to be generated by the Company for the period from July 1, 2022 to December 31, 2027, as reflected in the financial projections, and (2) a range of illustrative terminal values for the Company as of December 31, 2027, calculated by applying a range of terminal year multiples of 11.5x to 15.5x to our estimated terminal year AFFO of $1,460 million as reflected in the financial projections (which analysis implied perpetuity growth rates ranging from (0.5)% to 3.4%).

Amending and restating the third paragraph under the heading “Illustrative Levered Discounted Cash Flow Analysis” on page 58:

Goldman Sachs derived ranges of illustrative present values per share of our common stock by adding the ranges of present values it calculated for the levered free cash flow and illustrative terminal values, as described above, and then dividing the result by the implied total number of fully diluted shares of common stock estimated to be outstanding as of September 13, 2022, of approximately 283.4 million shares, calculated based on equity information provided by our senior management. This analysis resulted in a range of illustrative present values per share of our common stock of $25.10 to $34.75.

Amending and restating the first sentence of the first paragraph under the heading “Premia Paid Analysis” on page 58:

Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the premia paid in the 21 all-cash acquisition transactions of publicly traded REITs in the United States announced since 2017 through September 13, 2022 with a transaction value of greater than $1 billion.

The disclosure in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 62 is hereby amended by:

Adding the following sentence to the last paragraph beginning on page 62:

In considering the recommendation of our board of directors to approve the merger and the other proposals described above, our stockholders should be aware that our directors and executive officers have certain interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in reaching its unanimous decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement. In addition, the transaction committee, which was composed exclusively of non-employee, independent directors, considered these interests, among other matters, in reaching its decisions related to the merger, the merger agreement and the other transactions contemplated by the merger agreement, including during executive sessions of the transaction committee without management present. These interests are discussed below. As of the date of the proxy statement and excluding the existing terms of any applicable employment or employment-related arrangements in place with the Company which may survive the merger, none of our directors or executive officers has an agreement with Parent, the Surviving Entity, GIC or Oak Street for continued employment following the merger.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company filed with the SEC the proxy statement on November 4, 2022 and commenced mailing of the proxy statement and proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. The Company may also file other relevant documents with the SEC regarding the proposed transactions. This Current Report on Form 8-K is not a substitute for the proxy statement or any other document that the Company has filed or may file with the SEC or send to its stockholders in connection with the proposed transactions. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and any other documents filed by the Company with the SEC (in the case of such other documents, when they become available) may be obtained free of charge at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://ir.storecapital.com or by contacting the Company’s Investor Relations by email at info@storecapital.com.

Participants in the Solicitation

The Company and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s securities is set forth in the Company’s proxy statement on Schedule 14A for its 2022 annual meeting of stockholders, filed with the SEC on April 14, 2022, and subsequent documents filed with the SEC.

Additional information regarding the identity of participants in the solicitation of proxies, and a description of their direct or indirect interests in the proposed transaction, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction when they become available.

Cautionary Statement Regarding Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this Current Report on Form 8-K are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond the control of the Company, that may cause actual results and future events to differ significantly from those expressed in any forward-looking statement, which risks and uncertainties include, but are not limited to: the ability to complete the proposed transaction on the proposed terms or on the anticipated timeline, or at all, including risks related to securing the necessary stockholder approval and satisfaction of other closing conditions to consummate the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the proposed transaction; risks that the proposed transaction disrupts the Company’s current plans and operations or diverts the attention of management from ongoing business operations; the risk of unanticipated difficulties or expenditures relating to the proposed transaction, including potential difficulties with the Company’s ability to retain employees and maintain relationships with customers and other third parties; risks related to the outcome of any stockholder litigation in connection with the proposed transaction; and other effects relating to any further announcements regarding the proposed transaction on the market price of the Company’s common stock.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance or events. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022, as updated by the Company’s subsequent periodic reports filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORE Capital Corporation

Dated: December 2, 2022

	By:	/s/ Chad A. Freed
Chad A. Freed
Executive Vice President – General Counsel